Exhibit 99.1

STR HOLDINGS REPORTS STRONG FIRST QUARTER 2010

EARNINGS GROWTH AND INCREASES FULL-YEAR GUIDANCE

ENFIELD, Conn. — MAY 11, 2010 — STR Holdings, Inc. (NYSE: STRI) today announced financial results for the first quarter ended March 31, 2010. The Company also provided guidance for the second quarter and increased its 2010 financial guidance.

Q1 Financial Highlights:

•                  STR Solar segment’s net sales rose 60.3% to $54.8 million compared with $34.2 million in the first quarter of 2009 and rose 8.9% on a quarterly sequential basis.

•                  Diluted EPS of $0.19 vs. $0.08 a year ago; non-GAAP diluted EPS of $0.31 vs. $0.15 a year ago.

•                  Operating cash flow of $13.2 million exceeded net income.

Consolidated Financial Results

Consolidated net sales rose 37.3% to $79.8 million, compared with $58.1 million in the first quarter of 2009.

Consolidated gross profit rose 49.5% to $30.1 million, compared with $20.1 million in the first quarter of 2009.

Selling, general and administrative expense for the first quarter of 2010 was $16.0 million compared with $10.9 million in the same quarter of 2009. The increase was driven by $3.4 million of non-cash stock-based compensation expense primarily related to the issuance of stock options to replace certain pre-initial public offering incentive units as a result of the change in capital structure from a limited liability company to a corporation. The remaining increase was attributable to strengthening sales, information technology and various corporate functions and other costs related to being a public company.

Net income for the first quarter of 2010 rose 149.3% to $7.8 million, or $0.19 on a diluted EPS basis. This compared with net income of $3.1 million, or $0.08 on a diluted EPS basis, for the first quarter of 2009.

On a non-GAAP basis, which excludes the impact of intangible asset amortization expense, non-cash stock-based compensation, amortization of deferred financing costs, secondary offering expense and associated tax effect, non-GAAP net income for the first quarter of 2010 rose 130.2% to $12.7 million, or $0.31 on a diluted EPS basis. This compared with non-GAAP net income of $5.5 million, or $0.15 on a diluted EPS basis, for the first quarter of 2009.

Solar Segment

For the quarter ended March 31, 2010, STR Solar segment’s net sales rose 60.3% to $54.8 million compared with $34.2 million a year ago and rose 8.9% on a quarterly sequential basis from $50.3 million, reflecting continued expansion of the global solar market and further sales growth with Asian module manufacturers.

Solar segment gross profit for the first quarter of 2010 increased 74.4% to $23.4 million compared with $13.4 million a year ago and adjusted EBITDA rose 64.4% to $24.9 million compared with $15.1 million a year ago primarily due to an 87% increase in sales volume. Solar gross profit as a percentage of net sales for the first quarter of 2010 improved 340 basis points from the corresponding 2009 quarter. This increase was driven by improved labor efficiencies and favorable fixed cost absorption due to the previously mentioned increase in sales volume that more than offset lower ASPs and increased raw material costs.

Chairman, President and Chief Executive Officer Dennis L. Jilot stated, “We are pleased that Solar’s global sales volume increased 22% on a quarterly sequential basis. Additionally, during the first quarter of 2010, our Solar business continued to execute our ‘One-Plus-China’ strategy as net sales into Asia increased approximately 72% quarter over quarter and 31% on a sequential quarterly basis. In light of anticipated growth in our Solar business, we have initiated an expansion that will double the size of the production and warehouse space in Malaysia providing floor space for total capacity of up to 4.0 GW. We expect this project to be completed by the end of the first quarter of 2011.”

Quality Assurance Segment

STR’s Quality Assurance (QA) business net sales for the first quarter of 2010 rose 4.3% to $25.0 million from $23.9 million a year ago as a result of increased testing for toy products and demand for social accountability audit services.

QA adjusted EBITDA was $1.6 million, compared with $2.8 million a year ago. This decline was the result of increased labor expense primarily related to information technology systems that are near the implementation stage. These expenses were capitalized in the prior year when the projects were in the development phase.

As previously announced, the Company’s current forecast reflects that certain clients will reduce the scope of services procured from STR QA in 2010. In response, the QA business has implemented various cost reduction activities and the QA global leadership team is keenly focused on increasing sales to existing clients as well as aggressively targeting new business.

Liquidity

During the first quarter of 2010, the Company generated $13.2 million of operating cash flow, up 9.2% from $12.1 million a year ago. Free cash flow, which is defined as operating cash flow less capital expenditures, increased 59.0%, or $3.7 million from the first quarter of 2009 mainly as a result of increased earnings and lower spending on machinery and equipment.

STR’s Executive Vice President and Chief Financial Officer Barry A. Morris stated, “STR Solar’s capacity utilization during the first quarter of 2010 was approximately 80%. Therefore, we have advanced our 2011 capacity plan, including expansion of our Malaysia facility. We estimate our 2010 capital expenditure requirements to approximate $38 million. Our strong balance sheet and cash flow generation capability will allow these expenditures to be funded internally and provide liquidity for additional opportunities that may arise.”

Business Outlook

The Company today provided guidance for the second quarter and increased its previously announced full-year 2010 financial guidance as follows:

(Amounts in millions, except per share amounts)

Quarter Ending June 30, 2010	Low	High
Solar net sales	$58.0	$62.0
QA net sales	28.0	30.0
Total net sales	86.0	92.0
Diluted non-GAAP EPS	$0.33	$0.36

Year Ending December 31, 2010	Low	High
Solar net sales	$200.0	$215.0
QA net sales	115.0	125.0
Total net sales	315.0	340.0
Diluted non-GAAP EPS	$1.12	$1.20

Mr. Jilot added, “Although we expect the German feed-in tariff reduction to moderate our growth rate, our exceptional first quarter performance and visibility into the second quarter gives us a high degree of confidence that our full-year results will be stronger than previously anticipated.”

Conference Call

STR will discuss its financial results and guidance in a conference call today at 4:30 p.m. EDT. Investors interested in participating in the live call from the U.S. should dial 866-770-7125 and enter passcode: 14276552. Those calling from outside the U.S. should dial 617-213-8066 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Monday, May 31, 2010 by dialing 888-286-8010 from the U.S., or 617-801-6888 from international locations, and entering passcode: 11055818.  There also will be a simultaneous live webcast available on the Investor Relations section of the Company’s website at www.strholdings.com. The webcast will be archived on the website for 365 days.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which ensures that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward Looking Statements

This press release and any oral statement made in respect of the information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.  However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) demand for solar energy in general and solar modules in particular; (ii) the timing and effects of the implementation of recently announced government incentives and policies for renewable energy, primarily in China and the United States; (iii) the effects of the recently announced proposed cut to solar incentives in Germany and Italy; (iv) customer concentration in the Company’s Solar business and our relationships with key customers; (v) the continual operation of our Malaysia plant and the planned expansion of our Malaysia plant; (vi) demand for our Quality Assurance services; (vii) the need to utilize its existing $20 million revolving credit facility, and the ability to further access the credit markets on acceptable terms; (viii) maintaining sufficient liquidity in order to fund future profitable growth and long term vitality; (ix) the continuing effects of the ongoing recession on sales; (x) pricing pressures and other competitive factors; (xi) the impact of the current negative credit markets may have on the Company or its customers or suppliers; (xii) loss of professional accreditations and memberships; (xiii) the extent to which the Company may be required to write-off accounts receivable or inventory; (xiv) the Company’s reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xv) any potential inflation of commodity costs, including paper and resin used in the Company’s encapsulants, and the Company’s ability to successfully manage any increases in these commodity costs; (xvi) potential product performance matters, product liability or professional liability claims and the Company’s ability to manage them; (xvii) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xviii) the impact of changes in interest rates in relation to the Company’s variable rate debt; (xix) the impact of events that cause or may cause disruption in the Company inspection, testing, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; (xx) the extent and duration of the current recession in the global economy, including the timing of expected economic recovery in the United States and abroad; (xxi) outcomes of litigation and regulatory actions; (xxii) our ability to protect our intellectual property and (xxiii) the other risks and uncertainties described under “Risk Factors” and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s prospectus filed with the SEC on November 9, 2009 and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on www.sec.gov or www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:	Barry A. Morris, Executive Vice President and Chief Financial Officer
(860) 749-8371
barry.morris@strus.com

Joseph C. Radziewicz, Controller and Principal Accounting Officer
(860) 749-8371
joseph.radziewicz@strus.com

Ina McGuinness, Investor Relations Consultant, ICR Inc.
(310) 954-1100
ina@icrinc.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
	(Unaudited)	(Unaudited)

Net sales - Solar	$54,811	$34,187
Net sales - Quality Assurance	24,962	23,928
Total net sales	79,773	58,115

Cost of sales - Solar	31,454	20,794
Cost of sales - Quality Assurance	18,228	17,199
Total cost of sales	49,682	37,993

Gross profit	30,091	20,122

Selling, general and administrative expenses	15,969	10,888
Bad debt expense	109	400
Earnings on equity-method investments	(19)	(36)
Operating income	14,032	8,870

Other expense	3,030	3,836
Earnings before income tax expense	11,002	5,034
Income tax expense	3,242	1,921
Net income	$7,760	$3,113

Basic and diluted net income per share
Basic	$0.19	$0.09
Diluted	$0.19	$0.08

* Non-GAAP earnings per share:
Basic	$0.32	$0.15
Diluted	$0.31	$0.15

Weighted average shares outstanding:
Basic	40,190,769	36,434,486
add: dilutive effect of stock options	705,084	—
add: dilutive effect of restricted common stock	802,996	1,030,280
Diluted	41,698,849	37,464,766

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands except share amounts

	March 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash, cash equivalents and short-term investments	$77,262	$70,150
Accounts receivable, trade, net	37,582	33,744
Inventories	12,828	12,267
Other current assets	10,934	8,962
Total current assets	138,606	125,123

Property, plant and equipment, net	67,736	68,895
Intangible assets, net	436,646	439,522
Other noncurrent assets	11,947	12,320
Total assets	$654,935	$645,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,938	$1,981
Interest rate swap liability	2,802	4,018
Other current liabilities	36,108	33,986
Total current liabilities	40,848	39,985
Long-term debt, less current portion	238,062	238,525
Other long-term liabilities	95,363	96,080
Total liabilities	374,273	374,590

STOCKHOLDERS’ EQUITY
Stockholders’ equity	280,662	271,270
Total liabilities and stockholders’ equity	$654,935	$645,860

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$7,760	$3,113
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,882	2,750
Amortization of intangibles	2,876	2,876
Amortization of deferred financing costs	332	288
Stock-based compensation expense	3,791	404
Unrealized gain on interest rate swap	(1,216)	(569)
Earnings in equity investments	(19)	(36)
(Gain) loss on disposal of property, plant and equipment	(1)	1
Provision for bad debt expense	109	400
Provision for deferred taxes	1,047	(163)
Changes in operating assets and liabilities	(4,319)	3,058
Net cash provided by operating activities	13,242	12,122

INVESTING ACTIVITIES	(3,137)	(5,773)

FINANCING ACTIVITIES	(1,644)	(753)

Effect of exchange rate changes on cash	(1,350)	(504)
Net increase in cash and cash equivalents	7,111	5,092
Cash and cash equivalents, Beginning of period	69,149	27,868
Cash and cash equivalents, End of period	$76,260	$32,960

* Free cash flow	$10,093	$6,349

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
	(Unaudited)	(Unaudited)
Non-GAAP Earnings Per Share
Net income	$7,760	$3,113
Add:
Amortization of intangibles	2,876	2,876
Amortization of deferred financing costs	332	288
Stock-based compensation expense	3,791	404
Secondary offering expense	193	—
Tax effect of non-GAAP adjustments	(2,224)	(1,153)
Non-GAAP net income	$12,728	$5,528

Non-GAAP earnings per share:
Basic	$0.32	$0.15
Diluted	$0.31	$0.15

Weighted average shares outstanding:
Basic	40,190,769	36,434,486
add: dilutive effect of stock options	705,084	—
add: dilutive effect of restricted common stock	802,996	1,030,280
Diluted	41,698,849	37,464,766

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
	(Unaudited)	(Unaudited)
Free Cash Flow
Cash flow from operations	$13,242	$12,122
Less:
Capital expenditures	(3,149)	(5,773)
Free cash flow	$10,093	$6,349

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company uses two non-GAAP financial measures called non-GAAP earnings per share (EPS) and free cash flow. The Company defines non-GAAP EPS as net income not including the impact of amortization of deferred financing costs, stock-based compensation, intangible asset amortization expense, secondary offering expense and associated tax effect divided by the weighted average shares outstanding. It should be noted that diluted weighted average shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP diluted EPS. Free cash flow is defined as cash flow from operations less capital expenditures. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.

Management believes that non-GAAP EPS provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with its peers.

The Company believes free cash flow is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow does not reflect, among other things, mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and acquisitions.